Exhibit 99.1

News Release

Axcelis Announces Financial Results for Second Quarter 2024

•	Revenue of $256.5 million

•	Operating margin of 20.6%

•	Diluted earnings per share of $1.55

BEVERLY, Mass. — July 31, 2024—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2024. The Company reported second quarter revenue of $256.5 million, compared to $252.4 million for the first quarter of 2024. Gross margin for the quarter was 43.8%, compared to 46.0% in the first quarter. Operating profit for the quarter was $52.8 million, compared to $56.5 million for the first quarter. Net income for the quarter was $50.9 million, or $1.55 per diluted share, compared to $51.6 million, or $1.57 per diluted share in the first quarter.

President and CEO Russell Low commented, “Axcelis delivered strong financial results in the second quarter, exceeding our expectations. This was driven by better-than-expected conversion of evaluation units into revenue as well as continued robust demand in our Power segment - particularly silicon carbide, which continues to be a key growth driver for Axcelis. We are well positioned to execute on our long term strategy. As we look to the second half of the year, we expect revenue to be slightly better than the first half with momentum expected to build into 2025.”

Executive Vice President and Chief Financial Officer Jamie Coogan said, “We are very pleased with our second quarter results. Revenue, operating margin and earnings per share exceeded our guidance for the period, and we delivered another quarter of healthy cash flow. Our product positioning and our disciplined cost structure provide a solid foundation on which to grow revenue and profitability as our markets recover.”

Business Outlook

For the third quarter ending September 30, 2024, Axcelis expects revenues of approximately $255 million, and earnings per diluted share of approximately $1.43.

Second Quarter 2024 Conference Call

The Company will host a call to discuss the results for the second quarter 2024 on Thursday, August 1, 2024, at 8:30 a.m. ET. The call will be available via webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BIc2d772b56d7b46c0a39772ba7468e5a0

Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Investor Relations Contact:

David Ryzhik

Senior Vice President, Investor Relations and Corporate Strategy

Telephone: (978) 787-2352

Email: David.Ryzhik@axcelis.com

Press/Media Relations Contact:

Maureen Hart

Senior Director, Corporate & Marketing Communications

Telephone: (978) 787-4266

Email: Maureen.Hart@axcelis.com

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Product	$245,380	$265,673	$488,798	$511,680
Services	11,132	8,297	20,085	16,310
Total revenue	256,512	273,970	508,883	527,990
Cost of revenue:
Product	134,759	146,741	262,670	289,512
Services	9,344	7,526	17,753	14,756
Total cost of revenue	144,103	154,267	280,423	304,268
Gross profit	112,409	119,703	228,460	223,722
Operating expenses:
Research and development	25,786	24,130	51,448	47,903
Sales and marketing	17,230	15,537	34,675	29,681
General and administrative	16,583	16,328	32,988	31,073
Total operating expenses	59,599	55,995	119,111	108,657
Income from operations	52,810	63,708	109,349	115,065
Other income (expense):
Interest income	6,051	4,307	11,566	8,243
Interest expense	(1,339)	(1,349)	(2,684)	(2,702)
Other, net	(257)	(2,050)	(1,968)	(3,088)
Total other income	4,455	908	6,914	2,453
Income before income taxes	57,265	64,616	116,263	117,518
Income tax provision	6,399	3,037	13,803	8,242
Net income	$50,866	$61,579	$102,460	$109,276
Net income per share:
Basic	$1.56	$1.88	$3.14	$3.34
Diluted	$1.55	$1.86	$3.12	$3.29
Shares used in computing net income per share:
Basic weighted average shares of common stock	32,598	32,775	32,618	32,759
Diluted weighted average shares of common stock	32,771	33,189	32,848	33,237

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$145,166	$167,297
Short-term investments	403,143	338,851
Accounts receivable, net	188,080	217,964
Inventories, net	283,090	306,482
Prepaid income taxes	4,107	-
Prepaid expenses and other current assets	54,741	49,397
Total current assets	1,078,327	1,079,991
Property, plant and equipment, net	52,417	53,971
Operating lease assets	28,918	30,716
Finance lease assets, net	15,989	16,632
Long-term restricted cash	6,651	6,654
Deferred income taxes	55,441	53,428
Other assets	50,662	40,575
Total assets	$1,288,405	$1,281,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,782	$54,400
Accrued compensation	16,069	31,445
Warranty	14,502	14,098
Income taxes	-	6,164
Deferred revenue	148,390	164,677
Current portion of finance lease obligation	1,452	1,511
Other current liabilities	17,984	12,834
Total current liabilities	244,179	285,129
Long-term finance lease obligation	43,004	43,674
Long-term deferred revenue	25,621	46,208
Other long-term liabilities	40,653	42,074
Total liabilities	353,457	417,085

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,617 shares issued and outstanding at June 30, 2024; 32,685 shares issued and outstanding at December 31, 2023	33	33
Additional paid-in capital	542,677	547,189
Retained earnings	396,718	319,506
Accumulated other comprehensive loss	(4,480)	(1,846)
Total stockholders’ equity	934,948	864,882
Total liabilities and stockholders’ equity	$1,288,405	$1,281,967